NEITHER THIS NOTE NOR THE SHARES OF THE ISSUER'S  COMMON STOCK ISSUABLE
UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. THIS NOTE HAS BEEN (AND ANY SUCH SHARES WILL BE) ACQUIRED FOR THE ACCOUNT OF THE HOLDER AND NOT WITH A VIEW TOWARDS, OR FOR RESALE IN CONNECTION WITH A PUBLIC OFFERING AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAW, OR AN EXEMPTION FROM SUCH REGISTRATION OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

         No. 1                                                 $14,000,000

                               UNILAB CORPORATION

                   7.5% Convertible Subordinated Note Due 2006



         Unilab Corporation, a Delaware corporation (the "Issuer"), for value received, hereby promises to pay to Meris Laboratories, Inc. (the "Holder") and its successors, transferees and assigns by wire transfer of immediately available funds to an account (the "Bank Account") designated by the Holder by notice to the Issuer the principal sum of fourteen million dollars ($14,000,000) plus accrued interest, if any, on November 5, 2006 in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

         The principal amount of this Note shall bear interest at the rate of 7.5% per annum (the "Interest Rate") payable in cash or in kind, at the Issuer's option (other than the payment on November 4, 2006 which will be payable in cash), semiannually commencing on May 5, 1999 and on each May 5 and November 5 until such principal sum is paid in full. The Issuer may, at its option, on each interest payment date, in lieu of payment in cash, pay interest on this Note through the issuance, dated as of such relevant interest payment date, of additional Notes of like tenor, and with the same terms and restrictions as this Note (the "Secondary Notes") in an aggregate principal amount equal to the amount of interest that would be payable with respect to this Note if such interest were paid in cash. The issuance of such a Secondary Note will be considered payment of interest on this Note in accordance with the terms hereof. Each Secondary Note issued shall bear a legend in a form substantially the same as the legend which appears on the face hereof.

         This Note is the duly authorized note of the Issuer (the "Note") referred to in the Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of September 16, 1998 among the Issuer and the Holder. It is the intention of the Issuer and the Holder that the terms of this Note comply with, among other things, applicable covenants and restrictions set forth in the Indenture (the "Indenture") dated as of March 14, 1996 between the Issuer and Marine Midland Bank, as trustee.

         This Note may be transferred or assigned in whole or in part in a minimum aggregate amount of $1,000,000, and the Issuer agrees to issue to the Holder or any permitted transferee of the Holder from time to time a replacement Note or Notes in the form hereof, provided that the transfer or assignment is made in compliance with applicable securities laws, and evidence of the transfer or assignment reasonably satisfactory to the Issuer, together with the original Note, are delivered to the Issuer. References to "Note" shall include the Note or Notes issued following a permitted transfer or assignment of this Note in whole or in part to a permitted transferee or transferees and shall also include all Secondary Notes. In addition, after delivery of an indemnity in form and substance satisfactory to the Issuer in its reasonable discretion, the Issuer also agrees to issue a replacement Note if this Note has been lost, stolen, mutilated or destroyed.

         The Issuer agrees to record this Note on the Register referred to below. The Note recorded on the Register ("Registered Note") may not be evidenced by a note other than a Registered Note and, upon the registration of the Note, any promissory note (other than a Registered Note) evidencing the same shall be null and void and shall be returned to the Issuer. The Note, once recorded on the Register, may not be removed from the Register so long as it remains outstanding and a Registered Note may not be exchanged for a note that is not a Registered Note.

         The Issuer shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name of the Holder as the registered owner of this Note. A Registered Note may be assigned or sold in whole or in part, in a minimum aggregate amount of $1,000,000, only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide). Any assignment or sale of all or part of such Registered Note may be affected only by registration of such assignment or sale on the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Note in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Note, the Issuer shall treat the person in whose name such Registered Note is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes.

         In the event that the Holder sells participations in any Registered Note, each in a minimum aggregate amount of $1,000,000, the Holder shall maintain a register on which it enters the name of all participants in such
Registered Note (the "Participant Register"). A Registered Note may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Registered Note may be effected only by the registration of such participation on the Participant Register. No participant will have any independent rights under this Note and any rights must be exercised through a Holder.

         Any foreign person who purchases or is assigned or participates in any portion of any Registered Note shall provide the Issuer (in the case of a purchase or assignment) or the Holder (in the case of a participation) with a completed Internal Revenue Service Form W-8 (Certificate of Foreign Status) or a substantially similar form for such purchaser, participant or any other affiliate who is a holder of beneficial interests in any Registered Note.

         SECTION 1. Certain Terms Defined. For all purposes of this Note, terms defined in this Note shall have the meaning set forth herein.
The following terms shall have the respective meanings specified below. Terms defined in this Note include the plural as well as the singular.

         "Accreted Amount" means the principal amount of this Note or any portion thereof plus accrued but unpaid interest thereon.

         "Average Closing Price" of the Common Stock on the date of computation means the arithmetic average of the daily volume-weighted average price of the Common Stock, as reported on the American Stock Exchange, Inc. (the "AMEX"), or if the Common Stock is not then listed on the AMEX, as reported by the principal securities exchange or inter-dealer quotation system on which the Common Stock is then traded, for the 30-Trading Day period immediately preceding the date of computation.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

         "Closing Price" of the Common Stock on a given Trading Day means the daily volume-weighted average price of the Common Stock for such Trading Day, as reported on the AMEX, or if the Common Stock is not then listed on the AMEX, as reported by the principal securities exchange or inter-dealer quotation system on which the Common Stock is then traded.

         "Common Stock" means the common stock of the Issuer.

         "Conversion Price" means three dollars ($3.00) per share, subject to certain adjustments as described in Section 5.7.

         "Debt" of any Person means at any date, without duplication, (i) all obligations, including accrued and unpaid interest and premium, of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit, bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others Guaranteed by such Person.

         "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default

         "Existing Bank Debt" means any Debt incurred by the Issuer pursuant to the Healthcare Receivables Purchase Agreement dated as of July 31, 1996 between the Issuer and Daiwa Healthco. - 2 L.L.C.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt for the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Issuer Conversion Date" means the date on which the Issuer first elects to convert the Note, in whole or in part, subject to Section 5.1(a).

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Note, the Issuer shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement relating to such asset.

         "Market Disruption Event" means, with respect to the Common Stock (1) a suspension, absence or material limitation of trading of the Common Stock on the primary market for the Common Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; (2) a suspension or material limitation on the primary market for trading in options contracts related to the Common Stock, if available, during the one-half hour period preceding the close of trading in the applicable market; or (3) any limitation pursuant to the rules of the American Stock Exchange, Section 3, Rule 117 (or any applicable rule or regulation enacted or promulgated by the AMEX, any other self-regulatory organization or the Securities and Exchange Commission of similar scope) on trading during significant market fluctuations. For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange; and (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event.

         "Maturity Date" means November 5, 2006.

         "Offer Date" means a date that is not later than the fifth Business Day after the last day of a Premium Period as to which the Premium Period Price is greater than the Trigger Price.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Premium" means the number represented by a fraction, the numerator of which is the Premium Period Price and the denominator of which is the Conversion Price.

         "Premium Period" means any 30 consecutive Trading Days.

         "Premium Period Price" for any Premium Period means the arithmetic average of the 27 highest Closing Prices of the Common Stock for Trading Days during such Premium Period.

         "Redemption Date" means the date on which the Issuer exercises its option to redeem the Note subject to the terms of Section 4.

         "Redemption Price" means the product of (i) the face value of all or the portion of the Note being redeemed and (ii) the Premium.

         "Senior Debt" means (a) the Existing Bank Debt, and any refinancing or replacement thereof or additions thereto in an aggregate principal amount not to exceed $30,000,000 and (b) the Senior Notes, and any refinancing or replacement thereof or additions thereto in an aggregate principal amount not to exceed $140,000,000.

         "Senior Notes" means the notes issued pursuant to the Indenture.

         "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Issuer.

         "Trade Payables" means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by the Issuer or any Subsidiary of the Issuer in the ordinary course of business in connection with the obtaining of materials or services.

         "Trading Day" means a day which is also a Business Day, on which trading is generally conducted (i) on the American Stock Exchange, Inc. and (ii) on any successor exchange on which the Common Stock is listed, and on which a Market Disruption Event has not occurred.

         "Trigger Event" means the occurrence of any Change of Control event as defined in the Indenture.

         "Trigger Price" means $3.60 per share.

         SECTION 2.        Events of Default and Remedies.

         SECTION 2.1. Event of Default Defined; Acceleration of Maturity; Waiver of Default. In case one or more of the following events ("Events of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

                           (a) default in the payment when due of all or any part of the principal of or interest on the Note, which failure to pay continues for a period of 10 calendar days after the due date of such payment; or

                           (b) a court having jurisdiction in the premises shall
                enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer or ordering the winding up or liquidation of the affairs of the Issuer, and such decree or order shall remain unstayed and in effect for a period of 60 days; or

                           (c) the Issuer shall  commence a voluntary case under
                any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer, or the Issuer shall make any general assignment for the benefit of creditors; or

                           (d) the Issuer shall fail to comply with the covenant contained in Section 3.2 of this Note; or

                           (e) a Senior  Debt  Default  (as  described  below in
                Section 6.2(b)) shall have occurred;

then, and in each and every such case, the Holder, by notice in writing to the Issuer, may declare the aggregate Accreted Amount of the Note to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

         SECTION 2.2. Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Holders to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

         SECTION 2.3. Waiver of Past Defaults. The Holders of a majority in principal amount of the Note may waive any past Default or Event of Default hereunder and its consequences. In the case of any such waiver, the Issuer and the Holder shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Default or Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of the Note; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

         SECTION 3. Covenants. The Issuer agrees that, so long as any amount payable under this Note remains unpaid:

         SECTION  3.1.     Information.  The Issuer shall deliver to the Holder:

                           (a) within  five days after any officer of the Issuer
                obtains actual knowledge of any Default, a certificate of the chief financial officer or the chief accounting officer of the Issuer setting forth the details thereof and the action which the Issuer is taking or proposes to take with respect thereto;

                           (b) promptly after the Issuer has actual knowledge of
                the occurrence of a Trigger Event, a certificate of an executive officer of the Issuer, stating that such Trigger Event has occurred; and

                           (c) promptly upon the filing  thereof,  the quarterly
                and annual financial reports that the Issuer is required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or, in the event the Issuer is not required to file such reports, reports containing substantially the same information as would be required in such reports (it being understood that the foregoing shall not be construed to require presentation in the manner required by such Act and the regulations thereunder so long as the data required thereunder is so provided).

         SECTION 3.2. Restriction on Senior Debt. For so long as any principal or interest shall remain outstanding under this Note, the aggregate outstanding amount of Senior Debt of the Issuer shall not exceed $170 million.

         SECTION  4.       Redemption.

         SECTION 4.1. Issuer's Redemption; Holder's Redemption; Maturity. (a) Subject to the provisions of this Section 4, at the Issuer's option the Note may be redeemed, in whole or in part, at the Redemption Price, upon notice by the Issuer on any Offer Date (a "Redemption Offer Date"), provided that the Holder may, within 10 Business Days after any Redemption Offer Date, exercise its right to convert the Note or the applicable portion thereof under Section 5.1(b). If the Holder elects to exercise such right to convert upon the Issuer's notice of redemption, the Issuer may (in its sole discretion) within two (2) Business Days after the Holder's election to convert, (i) redeem that portion of the amount originally sought to be redeemed that exceeds the amount the Holder has so elected to convert, or (ii) decline to redeem any portion of the Note, whereupon the redemption notice shall be deemed withdrawn and shall be of no further force or effect (provided that such failure to redeem shall not affect the Holder's rights under Section 5 of this Note). If the Note is redeemed in part, or converted in part pursuant to Section 5, the Issuer shall have the option to redeem the remainder (the "Remainder") of the Note in whole or in part (a "Remainder Redemption"), subject to the provisions of the first sentence of this subsection.

           (b) The Issuer shall repay the Note or Remainder, as the case may be, in whole at the Maturity Date by paying to the Holder on the Maturity Date cash in an amount equal to the Accreted Amount on the Maturity Date of the Note or the Remainder, as the case may be.

           (c) Notwithstanding Section 4.1(a), if, within 45 days after an Offer Date, the Issuer fails to redeem or convert the Note in whole or in part (other than as a result of the Holder's election to convert the Note) then no Offer Date will occur, and the Issuer shall have no right to redeem the Note in whole or in part pursuant to Section 4.1(a), until the date that is six months after such Offer Date.

         SECTION 4.2. Notice of Redemption; Subsequent Rights of Holders. (a) In the event the Issuer shall redeem the Note or any portion thereof pursuant to
Section 4.1(a), the notice of such redemption shall be given by first class mail, postage prepaid, mailed on the Redemption Offer Date to the Holder of the Note at such Holder's address as the same appears on the Register. Each such notice shall state: (i) the proposed Redemption Date (which shall be the eleventh Business Day after the Redemption Offer Date); (ii) the aggregate principal of Note to be redeemed and, if only a portion of the Note is to be redeemed, the aggregate principal of Note to be redeemed from such Holder; (iii) the Redemption Price and the Average Closing Price; (iv) the place or places where Note is to be surrendered for payment of the redemption price; and (v) that interest on the portion of the Note to be redeemed ceased to accrue on the Redemption Date.

           (b) Notice having been mailed as aforesaid, from and after the Redemption Date (unless default shall be made by the Issuer in providing money for the payment of the redemption price of the Note or portion thereof called for redemption), interest on the Note or portion thereof so called for redemption shall cease to accrue, and all rights of the Holder of the Note thereunder (except the right to receive from the Issuer the redemption price) shall cease. Upon surrender in accordance with said notice of the certificate for any Note so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Issuer shall so require and the notice shall so state), such Note (or a portion thereof, as the case may be) shall be redeemed by the Issuer at the aforesaid Redemption Price. In case the Note is redeemed in part, a new Note shall be issued representing the unredeemed portions of such Note without cost to the Holder thereof.

         SECTION  5.       Conversion.

         SECTION 5.1. Issuer's Conversion Right; Holder's Conversion Right; Automatic Conversion. (a) Subject to the provisions of this Section 5, at Issuer's option, the Note may be converted at the Conversion Price, in whole or in part, upon notice by the Issuer on any Offer Date into shares of Common Stock. If the Note is converted in part, or redeemed in part pursuant to Section 4, the Issuer shall have the option to convert the Remainder of the Note at any future Offer Date (the "Remainder Conversion Date"), in whole or in part, subject to the provisions of this Section 5.

           (b) The Holder shall have the right at any time to convert at the Conversion Price (i) up to seven million dollars ($7,000,000) of the outstanding principal amount of the Note plus the principal amount of all Secondary Notes issued with respect to $7,000,000 of the original principal amount of this Note, computed from the date hereof through the Holder Conversion Date, into shares of fully paid and non-assessable shares of Common Stock at any time on or before November 5, 2002, or (ii) any or all of the outstanding balance of the Note into shares of fully paid and non-assessable shares of Common Stock at any time on or after November 6, 2002 (in each case, the "Holder Conversion Date").

           (c) Where the Note is converted in part, the Conversion Price will be applied to the principal amount to be converted to determine the number of shares of Common Stock to be delivered. On conversion of this Note, the interest attributable to the period from the last interest payment date to the date of conversion shall be deemed to be paid in full to the Holder thereof through the delivery of Common Stock in accordance with the foregoing provisions in exchange for this Note. No claim for accrued interest will survive conversion of this
Note into Common Stock.

           (d) Subject to the provisions of Section 6, the outstanding principal amount of this Note shall be converted automatically, in whole and not in part, into fully paid and non-assessable shares of Common Stock upon the occurrence of a Trigger Event; provided, that if (i) the cash component being offered for the Common Stock on the date of such Trigger Event is less than the Conversion Price and (ii) the Closing Price on the date of such Trigger Event is less than the Trigger Price, Holder may, at its option by written notice to Issuer within 5 days of the date of such Trigger Event, either (i) convert the Accreted Amount of the Note or Remainder, as the case may be, at the Conversion Price, into fully paid and non-assessable shares of Common Stock or, (ii) elect to not convert the Note. Notwithstanding any provision of this Note, upon the occurrence of a Trigger Event, any such conversion shall take place under the terms specified by such Trigger Event, and any and all Common Stock issued as a result of such conversion shall be subject to the same terms as all other Common Stock issued upon the occurrence of such Trigger Event. Any conversion pursuant to this paragraph shall occur automatically, without further action on the part of the Holder or the Issuer.

           (e) Notwithstanding Section 5.1(a), if, within 45 days after an Offer Date, the Issuer fails to redeem or convert the Note in whole or in part (other than as a result of the Holder's election to convert the Note), then no Offer Date will occur, and the Issuer shall have no right to convert the Note in whole or in part pursuant to Section 5.1(a), until the date that is six months after such Offer Date.

         SECTION 5.2. Exercise Procedure. (a) In the event the Issuer shall exercise its right to convert the Note in whole or in part pursuant to Section 5.1(a), notice of such exercise shall be given by first class mail, postage prepaid, mailed on the Issuer Conversion Date or the Remainder Conversion Date (as the case may be) to the Holder of the Note at such Holder's address as the same appears on the Register. In the event the Holder shall exercise its right to convert the Note in whole or in part pursuant to Section 5.1(b), notice of such exercise shall be given by first class mail, postage prepaid, mailed on the Holder Conversion Date to the Issuer at the Issuer's address on the signature page of this Note or at such other address as the Issuer shall have previously designated in writing to the Holder.

          (b) Promptly upon (i) receipt by the Holder of written notice from the Issuer of its exercise of its right to convert this Note in whole or in part,
(ii) mailing of notice by the Holder of the exercise of its right to convert the
Note in whole or in part, or (iii) automatic conversion of the Note pursuant to Sections 5.1(d) or 5.1(e), the Holder shall surrender this Note at the office of the Issuer.

           (c) As promptly as practicable, and in any event within ten Business Days, after the surrender by the Holder as aforesaid, the Issuer shall issue and shall deliver to such Holder, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of this Note in accordance with the provisions of this Section 5. In case the Note is converted in part, a new Note shall be issued representing the unconverted portions of such Note without cost to the Holder thereof.

           (d) Each conversion shall be deemed to have been effected (i) in the case of any conversion pursuant to Section 5.1(a) or (b), on the Issuer Conversion Date, the Remainder Conversion Date, or the Holder Conversion Date, as the case may be; (ii) in the case of any conversion pursuant to Section 5.1(d), on the date of the Trigger Event, (iii) in the case of any conversion pursuant to Section 5.1(e), on the Maturity Date, and the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date and such conversion shall be into the number of shares of Common Stock determined by dividing the Accreted Amount of the Note being converted at such time by the Conversion Price (subject to Section 5.6 as it relates to fractional shares). All shares of Common Stock delivered upon conversion of this Note will upon delivery be duly and validly issued and fully paid and non-assessable, free of all Liens and charges and not subject to any preemptive rights. Upon the conversion of this Note, the principal amount or portion thereof, as the case may be, so converted shall no longer be deemed to be outstanding and all rights of the Holder with respect to this Note or portion thereof surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts, if any, payable pursuant to this Section 5.

         SECTION 5.3. Effect of Election. (a) Upon the delivery to the Holder by the Issuer, or to the Issuer by the Holder, of a notice of election to convert the Note in whole, the right of the Issuer to redeem this Note shall terminate, regardless of whether a notice of redemption has been mailed as aforesaid.

           (b) The Accreted Amount of this Note shall cease to accrue in respect of the converted portion of this Note on the date such conversion shall be deemed to have been effected pursuant to Section 5.2(d). From and after such date, the Holder of this Note shall participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the Common Stock as if this Note had been converted to shares of Common Stock at such time.

         SECTION 5.4. Issuance of Shares. (a) The Issuer covenants that it shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as shall be required for the purpose of effecting the conversion of this Note.

           (b) Prior to the delivery of any securities which the Issuer shall be obligated to deliver upon conversion of this Note, the Issuer shall comply with respect to the issuance of such securities with all applicable federal and state laws and regulations which require action to be taken by the Issuer.

         SECTION 5.5. Taxes on Conversion. The Issuer will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto; provided that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involving the issue or delivery of shares of Common Stock in a name other than that of the Holder and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Issuer the amount of any such tax or has established, to the satisfaction of the Issuer, that such tax has been paid.

         SECTION 5.6. No Fractional Shares. In connection with the conversion of this Note or a portion hereof, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Issuer shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest.

         SECTION 5.7. Anti-Dilution. (a) The terms of conversion of the Note shall be subject to the following adjustments:

                   (i) If the Issuer shall declare and pay to the holders of the Common Stock a dividend or other distribution payable in shares of
         Common Stock, the Holder of the Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such Holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution if such Note had been converted immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.

                  (ii) If the Issuer shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of its shares of Common Stock any shares of the Issuer, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of the Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such Holder would have owned or been entitled to receive after the happening of any and each of the events described above if such Note had been converted immediately prior to the happening of each such event on the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective.

                 (iii) In case the Issuer shall effect a reorganization, shall merge with or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Issuer, or of its successor or transferee or an affiliate of any thereof, or cash are to be received by or distributed to the holders of Common Stock, then the Holder of the Note shall be given a written notice from the Issuer informing such Holder of the terms of such reorganization, merger, consolidation or disposition of assets and of the record date thereof for any distribution pursuant thereto, at least ten days in advance of such record date, and, if such record date shall precede the Maturity Date, the Holder of the Note shall have the right thereafter to receive, upon conversion of the Note the number of shares of stock or other securities, property or assets of the Issuer, or of its successor or transferee or any affiliate thereof, or cash receivable upon or as a result of such reorganization, merger, consolidation or disposition of assets that would have been received by a holder of the number of shares of Common Stock equal to the number of shares the Holder of the Note would have received had such Holder converted the Note prior to such event at the Conversion Price immediately prior to such event. The provisions of this subparagraph (iii) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets.

                  (iv) Whenever the terms of conversion shall be adjusted pursuant to this Section 5.7, the Issuer shall forthwith obtain, and cause to be delivered to the Holder of the Note, a certificate signed by the principal financial or accounting officer of the Issuer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustments were calculated and specifying the new Conversion Price. In the cases referred to in subparagraph (iii), such a certificate shall be issued describing the amount and kind of stock, securities, property or assets or cash which shall be receivable upon conversion of the Note after giving effect to the provisions of such subparagraph.

                  (v) No adjustment to the Conversion Price shall be required unless such adjustment would require a change of at least 1% in such rate; provided, however, that any adjustments which by reason of this paragraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

         SECTION 6.        Subordination.

         SECTION 6.1. Subordination to Senior Debt. The Issuer and the Holder agree for the benefit of the Senior Debt holders that all indebtedness evidenced by this Note, including principal, premium, if any, and interest, and all other amounts payable to the Holder hereunder (including, for all purposes of this Note any payment in respect of redemption or purchase or other acquisition hereof) shall, in the manner hereinafter set forth, be subordinate and junior in right of payment to all Senior Debt of the Issuer. All indebtedness evidenced by this Note shall rank pari passu to all Debt of the Issuer other than Senior Debt. Without limiting the generality of the foregoing, the Issuer and the Holder agree that no payment shall be made in respect of the Note that would contravene the terms of the Indenture.

         SECTION 6.2. Issuer Not to Make Payments hereunder in Certain Circumstances. Without limiting the generality of the foregoing: (a) Upon the maturity of all or any part of the Senior Debt by lapse of time, acceleration or otherwise, such Senior Debt shall first be paid in full, or such payment shall be duly provided for in cash or in a manner satisfactory to the Senior Debt holders of such superior indebtedness, before any payment by the Issuer or any Subsidiary is made on account of the principal of or premium, if any, or interest on the Note or to redeem the Note.

           (b) In the event and during the continuation of any default in respect of any Senior Debt, including, without limitation, any default arising from either a default in the payment of principal or interest in respect of any Senior Debt (each such default being referred to herein as a "Senior Debt Default"), no payment shall be made by the Issuer on or with respect to the principal of, or, premium, if any, or interest on, the Note or to redeem the Note unless and until such Senior Debt Default shall have been remedied, nor shall any such payment be made if after giving effect, as if paid, to such payment, any Senior Debt Default would exist. In any such event, no Holder of the Note shall demand, accept or receive, any direct or indirect payment (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise) of or on account of the Note, notwithstanding the terms of the Note or of any agreement or instrument which governs the Note, and no such payment shall be due.

           (c) Prior to November 5, 2006, if a default or event of default exists under the Senior Debt, the Issuer shall not make, and no Holder of the Note shall demand, accept or receive (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise), or shall attempt to collect or commence any legal proceedings to collect, any direct or indirect payment on account of the Note prior to the date such payment becomes due and payable pursuant to the terms thereof or, if later, prior to the first date such amount is not prohibited from being paid pursuant to this Section 6. Notwithstanding the foregoing, the Holder shall be entitled to accept and retain any payment by the Issuer pursuant to Section 4 hereof, or any Common Stock issuable upon conversion of this Note, in whole and in part, pursuant to Section 5 hereof.

           (d) Unless and until the earlier of (i) all principal of, premium, if any, and interest on and all other obligations of the Issuer under, any Senior Debt, shall have been paid in full or (ii) November 5, 2006, then:

                   (i) the Issuer shall not make, and no Holder of the Note shall demand, accept or receive, or shall attempt to collect or commence any legal proceedings to collect, any direct or indirect payment (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise) of or on account of any amount payable on or with respect to the Note; and

                  (ii)   no such payment shall be due;

unless such payment is not prohibited by, and is made in accordance with the terms of, any covenant or restriction set forth in the Indenture, and the failure to make any payment on or with respect to the Note by reason of any covenant or restriction in the Indenture shall not constitute a breach of, or default under, any provision applicable to the Note.

           (e) Unless and until the earlier of (i) all principal of, premium, if any, and interest on, and all other obligations of the Issuer under, the Senior Debt shall have been paid in full or (ii) November 5, 2006, no Holder of the Note will commence or maintain any action, suit or any other legal or equitable proceeding against the Issuer, or join with any creditor in any such proceeding, under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law, unless the holders of Senior Debt shall also join in bringing such proceeding, provided that this Section 6.2(e) shall not prohibit a Holder of the Note from filing a proof of claim or otherwise participating in any such proceeding not commenced by it.

         SECTION 6.3. Note Subordinated to Prior Payment of all Senior Debt on Dissolution, Liquidation or Reorganization of Issuer. In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings, relative to the Issuer or to its creditors, in their capacity as creditors of the Issuer, or to substantially all of its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Issuer, whether or not involving insolvency or bankruptcy,

           (a) the holders of all Senior Debt shall first be entitled to receive payment in full of the principal thereof, premium, if any, interest and all other amounts payable thereon (accruing before and after the commencement of the proceedings, whether or not allowed or allowable as a claim in such proceedings) before the Holder of the Note is entitled to receive any payment on account of the principal of, premium, if any, or interest on the Note; and

           (b) the Note shall forthwith (notwithstanding the terms of Section 6.2) become due and payable and any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities to which the Holder of the Note would be entitled, but for the provisions of this
Section 6, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether the debtor, a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to any representative on behalf of the holders of Senior Debt, to the extent necessary to make payment in full of all principal, premium, if any, interest and all other amounts payable on all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of the Senior Debt.

         SECTION 6.4. Rights of Holders of Senior Debt; Subrogation. (a) Should any payment or distribution or security or the proceeds of any thereof be collected or received by the Holder of the Note in respect of the Note, and such collection or receipt is prohibited hereunder prior to the payment in full of the Senior Debt, such Holder will forthwith deliver the same to the holders of the Senior Debt for the equal and ratable benefit of the holders of the Senior Debt in precisely the form received (except for the endorsement or the assignment of or by such Holder where necessary) for application to payment of all Senior Debt in full, after giving effect to any concurrent payment or distribution to the holders of Senior Debt and, until so delivered, the same shall be held in trust by such Holder as the property of the holders of the Senior Debt.

           (b) No Holder of the Note shall be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of assets of the Issuer until all amounts payable with respect to the Senior Debt shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the Holder of the Note of any cash, property or securities to which any Holder of the Note would be entitled except for these provisions shall, as between the Issuer, its creditors other than the holders of the Senior Debt, and such holders of Notes, be deemed to be a payment by the Issuer to or on account of the Senior Debt. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the holders of Note, on the one hand, and the holders of the Senior Debt, on the other hand.

           (c) Subject to the payment in full of all Senior Debt, the holders of the Note shall be subrogated (equally and ratably with the holders of all subordinated indebtedness of the Issuer which, by its terms, is not superior in right of payment to the Note, and ranks on a parity with the Note) to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Issuer applicable to the Senior Debt until all amounts owing on the Note shall be paid in full. For purposes of such subrogation, no payments or distributions to the Holder of the Note of cash, property, securities or other assets by virtue of the subrogation herein provided which otherwise would have been made to the holders of the Senior Debt shall, as between the Issuer, its creditors other than the holders of Senior Debt and the Holder of the Note, be deemed to be a payment to or on account of the Note. The Holder of the Note agrees that, in the event that all or any part of any payment made on account of the Senior Debt is recovered from the holders of Senior Debt as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by the Holder of the Note on account of the Note at any time after the date of the payment so recovered, whether pursuant to the right of subrogation provided for in this Section 6.4(c) or otherwise, shall be deemed to have been received by such Holder of the Note in trust as the property of the holders of the Senior Debt and such Holder shall forthwith deliver the same for the equal and ratable benefit to the holders of the Senior Debt for application to payment of all Senior Debt in full.

         SECTION 6.5. Renewals, Extensions and Increases of Senior Debt. The Holder of the Note by its acceptance thereof thereby waives any and all notice of renewal, extension, accrual or increase in the amount of Senior Debt, present or future, and agrees and consents that without notice to or assent by any Holder of the Note:

           (a) except as limited by Section 3.2 hereof, the Issuer shall be permitted to incur Senior Debt, including, without limitation, Senior Debt not in existence on the date hereof;

           (b) except as limited by Section 3.2 hereof, the obligation and liabilities of the Issuer or any other party or parties for or upon the Senior Debt (or any promissory note, security document or guaranty evidencing or securing the same) may, from time to time, in whole or in part, be renewed, extended, increased, modified, amended, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released;

           (c) any representative acting on behalf of the holders of any Senior Debt and any holder of the Senior Debt may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Debt; and

           (d) any balance or balances of funds with any holder of the Senior Debt at any time standing to the credit of the Issuer may, from time to time, in whole or in part, be surrendered or released;

all as any representative or representatives acting on behalf of any holder of the Senior Debt and any holder of the Senior Debt may deem advisable and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Note to the Senior Debt provided for herein.

         SECTION 6.6. Obligation of Issuer Unconditional. Nothing contained in this Section 6 or in the Note is intended to or shall impair, as between the Issuer, its creditors other than the holders of the Senior Debt, and the Holder of the Note, the obligation of the Issuer, which is absolute and unconditional, to pay to the Holder of the Note the principal of, premium, if any, and interest on the Note, as and when the same shall become due and payable (except as provided in this Section 6), by lapse of time, acceleration or otherwise, in accordance with their terms, or is intended to or shall affect the relative rights of the Holder of the Note and other creditors of the Issuer other than the holders of the Senior Debt, nor shall anything herein or therein prevent the Holder of the Note (i) from taking all appropriate actions to preserve its rights under the Note not inconsistent with the rights of the holders of the Senior Debt under this Section 6, or (ii) from exercising all remedies otherwise permitted by applicable law upon default under the Note, subject to the rights, if any, under this Section 6 of the holders of the Senior Debt in respect of cash, property or securities of the Issuer otherwise payable or delivered to such holders upon the exercise of any such remedy.

         SECTION 6.7. Miscellaneous. (a) The Holder of the Note by its acceptance thereof thereby acknowledges and agrees that the holders of the Senior Debt have relied upon and will continue to rely upon the subordination provided for herein in entering into the agreements relating to Senior Debt and in extending credit to the Issuer pursuant thereto.

           (b) No present or future holder of Senior Debt shall be prejudiced in his right to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of the Issuer or the Holder of the Note. The subordination provisions contained herein are for the benefit of the holders of the Senior Debt from time to time and, so long as Senior Debt is outstanding under any agreement, may not be rescinded, canceled or modified in any way without the prior written consent thereto of all holders of Senior Debt.

           (c) The subordination provisions hereof shall be binding upon any Holder of the Note and upon the heirs, legal representatives, successors and assigns of the Holder of the Note; and, to the extent that the Holder of the
Note is either a partnership or a corporation, all references herein to the Holder of the Note shall be deemed to include any successor or successors, whether immediate or remote, to such partnership or corporation.

      SECTION 70 Modification of Note. The Note may be modified with the written consent of the Holder. The Holder may waive compliance by the Issuer of any provision of the Note.

      SECTION 80 Miscellaneous. THIS NOTE, INCLUDING, WITHOUT LIMITATION, THE TERMS OF SUBORDINATION SET FORTH IN SECTION 6 HEREOF, SHALL BE GOVERNED BY AND BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE. The Holder by acceptance of this Note agrees to be bound by the provisions of this Note. The Section headings herein are for convenience only and shall not affect the construction hereof.

         IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed as of this ____ day of November, 1998.


                                         UNILAB CORPORATION



                                         By:_______________________
                                         Name:
                                         Title:
                                         18448 Oxnard Street
                                         Tarzana, CA 91356